Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the use of our reports dated March 10, 2006, on the balance sheet of SendTec, Inc. as of December 31, 2005, and on the statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2005; the four month period from September 1, 2004 to December 31, 2004; and the eight month period from January 1, 2004 to August 31, 2004, which reports appear in Form SB-2 dated December 21, 2006 filed by SendTec, Inc

/s/ Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida
December 21, 2006